EXHIBIT 10.13

CHANGE IN CONTROL AGREEMENT
CHANGE IN CONTROL AGREEMENT, by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Charles L. Wilkins (the “Executive”), dated as of January 3, 2014 (this “Agreement”).
WHEREAS, the Board has determined to offer the Executive change in control severance protection pursuant to the terms of this Agreement effective as of January 3, 2014, based on the Board’s belief that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions.
(a)The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section 1(b)) on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if (i) the Executive’s employment with the Company is terminated by the Company, (ii) the Date of Termination is prior to the date on which the Change in Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to such Date of Termination.
(b)The “Change in Control Period” shall mean the period commencing on January 3, 2014 and ending on December 31, 2015; provided, however, that commencing on January 1, 2015 and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended for an additional one year so as to terminate on December 31 of the calendar year following the calendar year of the applicable Renewal Date, unless prior to the Renewal Date the Company shall give notice to the Executive that the Change in Control Period shall not be so extended, in which case, the Change in Control Period shall terminate on December 31 of the calendar year of the applicable Renewal Date.
(c)“Affiliated Companies” shall include any company controlled by, controlling or under common control with the Company.

2.Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:
(a)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) that becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (iv) any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b)Any time at which individuals who, as of the date of this Agreement , constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

4.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date.
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b)Compensation.
(i)Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased.
(ii)Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the target bonus opportunity in effect for the Executive as of immediately prior to the Effective Date under the Webster Financial Corporation and Webster Bank Annual Incentive Compensation Plan or any applicable successor plan in effect as of immediately prior to the Effective Date (the “Target Annual Bonus”). Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual

Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(iii)Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash and equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.
(iv)Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.
(v)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(vi)Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(vii)Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(ix)
5.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
(ii)the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this Section 5(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(c)Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)a material change (taking into account the Executive’s commute as of immediately prior to the Change in Control) in the office or location at which the Executive is primarily based from the office or location provided in Section 4(a)(i)(B) hereof, or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
(iv)any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v)any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.
For purposes of this Section 5(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.
(d)Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.
(e)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

6.Obligations of the Company upon Termination.
(a)Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:
(i)the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:
(A)the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”), and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
(B)the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Annual Bonus; and
(C)the amount equal to the product of (1) sum of (x) the annual COBRA premiums for coverage under the Company’s health care plans and (y) the annual premium for coverage (based on the rate paid by the Company for active employees) under the Company’s life insurance plans, in each case, based on the plans in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date), and (2) two; and
(D)the amount equal to the sum of all Company contributions to which the Executive is eligible as of immediately prior to the Effective Date (or, if more favorable, the Date of Termination) under the Company’s qualified defined contribution plans and any excess or supplemental defined contribution plans (and any successor plans thereto) in which the Executive participates as of the Effective Date (or, if more favorable, the Date of Termination) (together, the “DC SERPs”) that the Executive would be eligible to receive if the Executive’s employment continued for two years after the Date of Termination, assuming for this purpose that (1) the Executive’s benefits under such plans are fully vested, (2) the Executive’s eligible compensation for purposes of such plans in each of the two years is that required by Section 4(b)(i) and Section 4(b)(ii) and that such amounts are paid in equal monthly installments over such two-year period, (3) to the extent that the Company contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Effective Date (or, if more favorable, the Date of Termination), and (4) to the extent that the Company contributions are discretionary, assuming such contributions are made at the rate of any discretionary contributions made by the Company during the plan year immediately preceding the Effective Date); and
(ii)all accrued benefits under any excess or supplemental defined benefit plan of the Company in which the Executive participates (or is otherwise being credited with service for purposes of vesting as of the Date of Termination) and all account balances under the DC SERPs shall fully vest as of the Date of Termination, in each case, to the extent the Executive participates (or previously participated) in any such plans, and such benefits shall be paid in accordance with the terms of the applicable plan and any elections thereunder;
(iii)the Company shall take such actions as are necessary to cause the Executive and/or the Executive’s family to continue to be eligible to participate in the Company’s health care and life insurance benefit plans that the Executive would be eligible to participate in if the Executive continued as an active employee two years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), with the Executive to pay (A) for purposes of participation in the Company’s health care plans, the premiums applicable at the Company for purposes of continuation coverage under Section 4980B of the Code or other applicable law (“COBRA”), and (B) for purposes of participation in the Company’s life insurance plans, the premium rate applicable to active employees of the Company, in each case, to the extent the Executive elects in writing to continue such coverage within 60 days after the Date of Termination (or, in the case of the health care coverage, such longer period permitted by law). The Benefit Continuation Period shall run concurrently with the period of continuation coverage under COBRA. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for access to retiree welfare benefits pursuant to the retiree welfare benefit plans of the Company as in effect as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect when the Executive ceases participating in the Company’s plans during the Benefit Continuation Period), the Executive shall be considered to have remained employed (for purposes of both age and service credit) for the period (during the Benefit Continuation Period) in which the Executive continues participation in the Company’s health care and life insurance plans (as provided in the first sentence of this Section 6(a)(iii)) and to have retired on the last day of such period, and the Company shall take such actions as are necessary to cause the Executive to be eligible to commence participating in the applicable retiree welfare benefit plans as of the applicable benefit commencement date;
(iv)the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided that the cost of such outplacement shall not exceed $50,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and
(v)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans, program, policy or practice or contract or agreement.
Notwithstanding the foregoing provisions of this Section 6(a), if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts and benefits provided under Section 6(a)(i) that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that are to be paid or provided on account of the Executive’s separation from service and are otherwise due to the Executive under this Agreement during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest from the Date of Termination to the date of payment on any delayed payment at a rate equal to the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) (based on the rate in effect for the month in which the Executive’s separation from service occurs), or provided, on the first business day of the seventh month following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).
(b)Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.
(c)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid with Interest on the 409A Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.
(d)    Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination, and (ii) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination; provided that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid with Interest to the Executive on the 409A Payment Date.

7.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or other contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements, or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

8.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus Interest (based on the rate in effect as of the date such legal fees and expenses were incurred). In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
9.Certain Reductions in Payments.
Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject the Executive to the tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to the Executive so that the Parachute Value (as defined below) of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.
(a)If the Accounting Firm determines that the aggregate Agreement Payments to the Executive should be reduced so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of the Executive’s termination of employment.
(b)For purposes of reducing the Agreement Payments to the Executive so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced. The reduction contemplated by this Section 9, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) Section 6(a)(iv), (ii) Section 6(a)(i)(B), (iii) Section 6(a)(i)(C), (iv) Section 6(a)(i)(A)(2) and (v) Section 6(a)(iii).
(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder. In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)In connection with making determinations under this Section 9, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any noncompetition provisions that may apply to the Executive (whether set forth in this Agreement or otherwise), and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.
(e)All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9 shall be borne by the Company.
(f)Definitions. The following terms shall have the following meanings for purposes of this Section 9.
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company (as it exists prior to a change of control) and reasonably acceptable to the Executive for purposes of making the applicable determinations hereunder.
(ii)“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.
(iii)“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year.
(iv)“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(v)A “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(vi)“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
(vii)“Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

10.Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or any of the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.
(c)
(d)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the last address on file in the Company’s records

If to the Company:	Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after January 3, 2014, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; provided that, if the Executive is party to a Non-Solicitation Agreement with the Company (a “Non-Solicitation Agreement”), any such Non-Solicitation Agreement shall continue in effect in accordance with its terms, except as provided in the next sentence. From and after the Effective Date, this Agreement shall supersede any other severance agreement between the parties and any Non-Solicitation Agreement.
(g)This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of Section 409A of the Code. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted under Section 409A or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. To the extent necessary to ensure the provision of non-taxable health care benefits under Section 105(h) of the Code or any similar law, the post-termination medical benefits provided to the Executive shall be provided in a manner that ensures that such benefits are provided on a basis that is no less favorable than the basis on which such benefits are provided to (A) similarly situated executives of the Company who have not terminated employment or (B) if more favorable to the Executive, the Executive as of immediately prior to the Change in Control.
(h)Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Charles L. Wilkins
Executives Name

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
Title:	Chairman and Chief Executive Officer